Exhibit 99.1

Enanta Pharmaceuticals Reports Financial Results for its Fiscal Third Quarter Ended June 30, 2026

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Dosing Initiated in LOTUS, a Phase 2b Pediatric Trial of Zelicapavir; Topline Data Expected in 2027
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On Track to Initiate RESOLVE, a Registrational Phase 2b/3 High-Risk Adult Trial of Zelicapavir in 4Q 2026; Topline Phase 2b Data Expected in 2027
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On Track to Report Topline Data from a Phase 1 Trial of EDP-978, an Oral, Once-Daily KIT Inhibitor in Development for the Treatment of Urticaria, in 4Q 2026
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On Track to File an IND for EPS-3903, an Oral, Once-Daily STAT6 Inhibitor and to Select an MRGPRX2 Development Candidate, in 2H 2026
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Cash and Marketable Securities Totaling $211.5 Million at June 30, 2026, as well as Continuing Retained Royalties, with Cash Runway Expected to Fund Operations into Fiscal 2029

WATERTOWN, Mass., August 10, 2026 – Enanta Pharmaceuticals, Inc. (NASDAQ:ENTA), a clinical-stage biotechnology company dedicated to creating small molecule drugs for viral infections and immunological diseases, today reported financial results for its fiscal third quarter ended June 30, 2026.

“During the quarter, we continued to build momentum across both our RSV and immunology programs,” said Jay R. Luly, Ph.D., President and Chief Executive Officer of Enanta. “Dosing began in LOTUS, our Phase 2b trial of zelicapavir in pediatric patients with RSV in Thailand, with topline data anticipated in 2027. We also announced plans to advance zelicapavir into a registrational Phase 2b/3 trial in high-risk adults with RSV and remain on track to initiate this study, RESOLVE, in the fourth quarter, with initial Phase 2b data expected next year. With no approved antiviral therapies currently available for RSV, we believe zelicapavir is uniquely positioned to address a substantial unmet need across both high-risk adult and pediatric populations. We continue to execute our clinical development plan and aim to deliver what could become the first approved antiviral treatment for RSV. Additionally, in immunology, we are focused on reporting topline data from our Phase 1 study of EDP-978 in the fourth quarter of 2026, while also advancing EPS-3903, our oral, once-daily STAT6 inhibitor, toward an IND filing this year. Further, we are on track to select an MRGPRX2 development candidate in the second half of 2026. With a catalyst rich year ahead, we have multiple opportunities to drive shareholder value and bring important treatments to patients in need.”

Fiscal Third Quarter Ended June 30, 2026 Financial Results

Total revenue for the three months ended June 30, 2026 was $14.4 million and consisted of royalty revenue from worldwide net sales of AbbVie’s hepatitis C virus (HCV) regimen MAVYRET®/MAVIRET® (glecaprevir/pibrentasvir), compared to $18.3 million for the three months ended June 30, 2025. The decrease in revenue is primarily due to AbbVie’s lower reported HCV sales as compared to the same period in 2025.

A portion (54.5%) of Enanta’s ongoing royalty revenue from AbbVie’s net sales of MAVYRET®/MAVIRET® is paid to OMERS, one of Canada’s largest defined benefit pension plans, pursuant to a royalty sale transaction affecting royalties earned after June 2023. For financial reporting purposes, the transaction was treated as debt, with the upfront purchase payment of $200.0 million recorded as a liability. Each quarter, Enanta records 100% of the royalty earned as revenue and then amortizes the debt liability proportionally as 54.5% of the cash royalty payments are paid to OMERS through June 30, 2032, subject to a cap of 1.42 times the purchase price, after which point 100% of the cash royalty payments will be retained by Enanta. Interest expense was $4.1 million for the three months ended June 30, 2026, as compared to $1.6 million for the period ended June 30, 2025. The increase was due to the increase in forecasted royalty revenue from AbbVie’s net sales of MAVYRET®/MAVIRET®.

Research and development expenses totaled $22.1 million for the three months ended June 30, 2026, compared to $27.2 million for the three months ended June 30, 2025. The decrease was due to a decrease in clinical trial expenses for Enanta’s RSV programs, partially offset by increased costs associated with the Company’s immunology programs.

General and administrative expenses totaled $9.5 million for the three months ended June 30, 2026, compared to $10.0 million for the three months ended June 30, 2025. The decrease was primarily due to a decrease in stock-based compensation expenses.

Interest and investment income, net, totaled $1.9 million for the three months ended June 30, 2026, compared to $2.3 million for the three months ended June 30, 2025. The decrease in interest and investment income was due to lower interest rates year over year.

Enanta recorded an income tax expense of less than $0.1 million for the three months ended June 30, 2026 compared to an income tax expense of less than $0.1 million for the three months ended June 30, 2025.

Net loss for the three months ended June 30, 2026 was $19.5 million, or a loss of $0.67 per diluted common share, compared to a net loss of $18.3 million, or a loss of $0.85 per diluted common share, for the corresponding period in 2025.

Enanta’s cash, cash equivalents and short-term and long-term marketable securities totaled $211.5 million at June 30, 2026. Enanta expects that its current cash, cash equivalents and marketable securities, as well as its retained portion of future royalty revenue, will be sufficient to meet the anticipated cash requirements of its existing business and development programs into fiscal 2029.

Virology

Enanta’s virology pipeline includes the leading portfolio of RSV treatments in clinical development, consisting of zelicapavir, a once-daily N-protein inhibitor, and EDP-323, a once-daily L-protein inhibitor, both of which received Fast Track designation from the U.S. Food and Drug Administration (FDA).

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Dosing began in LOTUS, a Phase 2b study of zelicapavir in pediatric patients with RSV. LOTUS will evaluate zelicapavir in approximately 150 hospitalized and non-hospitalized children aged 28 days to 36 months who test positive for RSV and have experienced symptoms for up to 72 hours. Conducted in collaboration with the Penta Foundation and the AMS-PHPT Research Unit at Chiang Mai University, LOTUS is designed to evaluate the efficacy, safety, and antiviral activity of zelicapavir, with topline data expected in 2027.
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In June, Enanta announced its advancement of zelicapavir into registrational development, following an End-of-Phase 2 meeting with the FDA. Advancement into registrational development through a single Phase 2b/3 trial further highlights zelicapavir’s potential to become the first approved antiviral therapy for RSV and supports Enanta's continued leadership in RSV drug development.
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RESOLVE, the registrational Phase 2b/3 trial of zelicapavir in high-risk adults with RSV is on track to initiate in the fourth quarter of 2026. RESOLVE will enroll adults with RSV who are at high risk of severe disease, including patients aged 75 years or older and those with COPD or congestive heart failure. The Phase 2b portion of RESOLVE is designed to confirm the treatment effect observed in the prior RSVHR study, which demonstrated a clinically meaningful benefit in this high-risk adult population. Topline Phase 2b data from RESOLVE is expected in 2027.
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Enanta presented data on zelicapavir at the American Thoracic Society (ATS) International Conference 2026 which was held May 15-20, 2026, in Orlando, Florida and at the European Society of Clinical Microbiology & Infectious Diseases (ESCMID) Global Conference 2026 which was held April 17-21, 2026, in Munich, Germany. The posters and presentations are available on the Company’s website here.
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Enanta’s second RSV candidate, EDP-323, can be used alone or in combination with other agents, such as zelicapavir, to potentially broaden the treatment window or addressable patient populations. Previously, the Company reported positive results from a Phase 2a challenge study of healthy adults infected with RSV, in which treatment with EDP-323 achieved highly statistically significant reductions in both viral load and clinical symptoms compared to placebo.

Immunology

Enanta’s immunology pipeline is focused on designing and developing highly potent and selective oral inhibitors for the treatment of inflammatory diseases, by targeting key drivers of the type 2 immune response.

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Enanta’s lead immunology program, EDP-978, is a potent and selective once-daily oral KIT inhibitor in development for the treatment of chronic urticaria and potentially other mast cell-mediated diseases. In April, the Company announced that the first participant was dosed in a randomized, double-blind, placebo-controlled, first-in-human Phase 1 clinical trial. The trial is expected to enroll approximately 98 healthy adult volunteers ranging in age from 18 to 65 years old to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics, including serum tryptase, of EDP-978. The trial includes a single ascending dose phase, with a two-part food-effect cohort, and a multiple ascending dose phase with a 14-day treatment period. The Company expects to report topline data from the trial in the fourth quarter of 2026.
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Enanta’s second immunology program, EPS-3903, is a novel, potent and selective oral STAT6 inhibitor, in development for the treatment of atopic dermatitis and other diseases currently treated by dupilumab. The Company is currently performing scale-up and IND-enabling activities and is targeting an IND filing in the second half of 2026.
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Enanta presented posters highlighting data on EPS-3903 at the ATS International Conference 2026 which was held May 15-20, 2026, in Orlando, Florida and at the American Association of Immunology Conference (Immunology 2026™) which was held April 15-19, 2026, in Boston, Massachusetts. The posters are available on the Company’s website here.
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Enanta’s third immunology program targets MRGPRX2, a non-canonical G-Protein-Coupled-Receptor (GPCR) expressed predominantly on mast cells, as well as peripheral neurons. Inhibiting MRGPRX2 may have potential to address multiple mast-cell driven diseases, as well as having potential in migraine. Currently, the Company is evaluating multiple compounds in preclinical studies and expects to select a development candidate in the second half of 2026.

Corporate

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In June, Enanta announced that its partner AbbVie received European Commission approval of MAVIRET® (glecaprevir/pibrentasvir) for the treatment of acute hepatitis C virus (HCV) infection in adults and children aged three years and older. MAVIRET is now the only treatment approved in the European Union for both acute and chronic HCV infection. Glecaprevir, one of the two direct-acting antivirals in MAVIRET, was discovered by Enanta and is a source of ongoing royalty revenue for the Company.
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In June, the United States Court of Appeals for the Federal Circuit affirmed the summary judgment decision of the United States District Court for the District of Massachusetts in the Company’s suit against Pfizer Inc. and ruled that the claims of U.S. Patent No. 11,358,953 were invalid. In July, the Company filed a combined petition for panel or en banc rehearing of the Federal Circuit’s decision. A hearing for the patent infringement action against Pfizer in the Unified Patent Court (UPC) of the European Union, and Pfizer’s counterclaim for revocation, has been scheduled for September 29, 2026. Enanta expects a decision from the UPC within weeks after the hearing.
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Enanta plans to issue its fiscal fourth quarter financial results press release on November 16, 2026.

About Enanta Pharmaceuticals, Inc.

Enanta is using its robust, chemistry-driven approach and drug discovery capabilities to become a leader in the discovery and development of small molecule drugs for viral infections and immunological diseases. In virology, Enanta’s clinical programs are focused on the development of first-in-disease and best-in-disease treatments for respiratory syncytial virus (RSV). The Company’s immunology pipeline aims to develop treatments for inflammatory diseases by targeting key drivers of the type 2 immune response, with KIT, STAT6 and MRGPRX2 inhibition.

Glecaprevir, a protease inhibitor discovered by Enanta, is part of the only treatment approved for curing both acute and chronic hepatitis C virus (HCV) infection and is sold by AbbVie in numerous countries under the tradenames MAVYRET® (U.S.) and MAVIRET® (ex-U.S.) (glecaprevir/pibrentasvir). A portion of Enanta’s royalties from HCV products developed under its collaboration with AbbVie contribute ongoing funding to Enanta’s operations. Please visit www.enanta.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements, including statements with respect to the timeline and prospects for advancement of Enanta’s clinical programs in RSV and KIT inhibition and its preclinical immunology programs, including its programs targeting STAT6 and MRGPRX2 inhibition. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: the impact of development, regulatory and marketing efforts of others with respect to vaccines and competitive treatments for RSV; the discovery and development risks of Enanta’s programs in virology and immunology; Enanta’s limited clinical development experience; Enanta’s ability to partner its RSV or other programs; Enanta’s need to attract and retain senior management and key research and development personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; the outcome of the Federal Circuit rehearing petition and the Unified Patent Court proceedings related to Enanta’s patent claim against Pfizer; and other risk factors described or referred to in “Risk Factors” in Enanta’s Form 10-K for the fiscal year-ended September 30, 2025, and any other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

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Media and Investors Contact:

Jennifer Viera

jviera@enanta.com

Tables to Follow

ENANTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenue	$14,359	$18,314	$50,133	$50,199
Operating expenses
Research and development	22,126	27,210	62,428	82,931
General and administrative	9,469	9,997	28,046	34,231
Total operating expenses	31,595	37,207	90,474	117,162
Loss from operations	(17,236)	(18,893)	(40,341)	(66,963)
Interest expense	(4,130)	(1,618)	(10,529)	(5,294)
Interest and investment income, net	1,901	2,285	6,407	7,376
Loss before income taxes	(19,465)	(18,226)	(44,463)	(64,881)
Income tax (expense) benefit	(36)	(29)	(67)	1,692
Net loss	$(19,501)	$(18,255)	$(44,530)	$(63,189)

Net loss per share
Basic	$(0.67)	$(0.85)	$(1.54)	$(2.96)
Diluted	$(0.67)	$(0.85)	$(1.54)	$(2.96)
Weighted average common shares outstanding
Basic	29,090	21,377	28,958	21,322
Diluted	29,090	21,377	28,958	21,322

ENANTA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	June 30,	September 30,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$33,419	$32,298
Short-term marketable securities	156,087	156,566
Accounts receivable	6,534	6,882
Prepaid expenses and other current assets	7,579	8,590
Total current assets	203,619	204,336
Long-term marketable securities	21,987	—
Property and equipment, net	31,942	35,395
Operating lease, right-of-use assets	35,852	37,549
Long-term restricted cash	3,360	3,360
Other long-term assets	110	92
Total assets	$296,870	$280,732
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,293	$1,948
Accrued expenses and other current liabilities	10,183	12,751
Liability related to the sale of future royalties	36,784	30,710
Operating lease liabilities	3,906	3,146
Total current liabilities	54,166	48,555
Liability related to the sale of future royalties, net of current portion	88,289	111,132
Operating lease liabilities, net of current portion	51,750	54,757
Series 1 nonconvertible preferred stock	1,311	1,311
Other long-term liabilities	286	260
Total liabilities	195,802	216,015
Total stockholders' equity	101,068	64,717
Total liabilities and stockholders' equity	$296,870	$280,732